Exhibit 10.23

RAQUALIA PHARMA, INC.

5-2 Taketoyo, Aichi 470-2341

Japan

July 12, 2012

ARATANA THERAPEUTICS, INC.

1901 Olathe Boulevard

Kansas City, KS 66103

Attention: David K. Rosen

Re:	Confirmation of Consent for RQ-00000008 Technology

Dear Dr. Rosen:

This letter agreement (“Agreement”) is intended to confirm the mutual understandings and agreements between RAQUALIA PHARMA, INC., a Japanese corporation (“RaQualia”), and ARATANA THERAPEUTICS, INC., a Delaware corporation (“Aratana”), with respect to certain matters pertaining to RQ-00000008. RaQualia and Aratana are referred to herein collectively as the “Parties”.

The Parties hereby agree as follows:

1. Definition. As used in this Agreement:

1.1 “Aratana’s Field of Use” means the field of animal health.

1.2 “License Agreement” means the Exclusive IP License Agreement for RQ-00000007 dated December 27, 2010 between the Parties.

2. RaQualia’s Rights and Technology. RaQualia owns certain rights and technology pertaining to an EP4 antagonist for treating acute and chronic pain, including all analogs, formulations thereto, and related back-up programs thereto (collectively, “RQ-00000007 Technology”). RaQualia has developed another EP4 antagonist known as RQ-00000008 which is useful for treating acute and chronic pain and therefore could be competitive with RQ-00000007 and owns certain rights and technology pertaining to the EP4 antagonist for treating acute and chronic pain, including all analogs, formulations thereto, and related back-up programs with all intellectual property and know how. (collectively, “RQ-00000008 Technology”).

3. Confirmation of Consent. RaQualia agrees that neither RaQualia nor any of its affiliates will market, manufacture, sell, or distribute any product based on the RQ-00000008 Technology for use in the Aratana’s Field of Use, assist any third party to engage in any of the foregoing activities, or license, provide, or otherwise permit any third party to use any RQ-00000008 Technology to research, develop, use, market, manufacture, sell, or distribute any product in the Aratana’s Field of Use.

4. Term. This Agreement will take effect on the signatory date, and remain in effect until the termination of the License Agreement.

5. Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of New York, USA. Any dispute, controversy or claim arising out of or in connection with this Agreement, or breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce (“ICC”). The arbitral tribunal shall be composed of three arbitrators, one to be appointed by RaQualia and one to be appointed by Aratana and the chairman to be appointed by the two arbitrators. If the Parties have not appointed their arbitrators within three (3) weeks from the request of the other party, or the two arbitrators have not agreed on the chairman within three (3) weeks after their appointment, the ICC shall appoint the arbitrator or the chairman, as the case may be. In the event arbitration is requested by RaQualia, the place of arbitration shall be New York, USA; in the event arbitration is requested by Aratana, the place of arbitration shall be Tokyo, Japan. The arbitration proceedings will be conducted in English. Any arbitration decision rendered will be final and binding, and judgment thereon may be entered in any court of competent jurisdiction.

6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this letter agreement by facsimile (or similar electronic means) shall be equally as effective as delivery of an original executed counterpart of this letter agreement.

7. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the Parties respecting the subject matter hereof.

Sincerely,

RAQUALIA PHARMA, INC.

/s/ Atsushi Nagahisa
Atsushi Nagahisa
President and Chief Executive Officer

Acknowledged and agreed to by:

ARATANA THERAPEUTICS, INC.

By:	/s/ David K. Rosen
David K. Rosen
President & COO